Exhibit 10.51

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of _______________, 2003, by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (hereinafter referred to as “Landlord”), and PFAB LP, a Texas limited partnership (hereinafter referred to as “Tenant”).

BACKGROUND:

A.	Walstib, L.P. (“Walstib”) and PharmaFab, Inc., a Texas corporation (“PharmaFab”), entered into that certain Commercial Lease Agreement dated on or about June 29, 1999, and having a Commencement Date as of October 25, 1999 (as same may have been amended and assigned, the “Lease”) regarding certain premises (the “Premises”) located at 360 Riverside Business Center in the City of Grand Prairie, Tarrant County, Texas, as more particularly described in the Lease.
B.	Pursuant to that certain Assignment of Lease dated on or about June 29, 1999, to be effective as of July 1, 1999, PharmaFab assigned its right, title and interest in the Lease to Tenant.
C.	Walstib and Tenant amended the Lease pursuant to that certain First Amendment to Lease dated effective as of September 1, 2002 (the “First Amendment”) pursuant to which the Premises were expanded from approximately 44,000 square feet of space in Suite 100 of Building B of the Industrial Center (the “Suite 100 Space”) to include approximately 50,000 additional square feet in Suite 100 of Building A of the Industrial Center (the “Building A Space”) and Bruce K. Montgomery was released from his Guaranty of Lease.
D.	Landlord succeeded to the interest of Walstib under the Lease.
E.	Landlord and Tenant amended the Lease on a short term basis pursuant to an Interim Amendment to Lease, dated September 4, 2003.
F.	Landlord and Tenant desire to further amend the Lease as hereinafter set forth to include, without limitation, the release of Darlene M. Ryan from any guaranty of the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.
2.	Relocation. As of the respective Effective Dates set forth below, the Building A Space will be relocated to 2940 N. Highway 360, Building B, Suite 400 (“Suite 400 Space”) consisting of approximately 20,170 square feet of space and 2940 N. Highway 360, Building B, Suite 200 consisting of approximately 33,112 square feet of space (“Suite 200 Space”) for a total of approximately 53,282 square feet of space.

The Lease will terminate as to the Building A Space [except with regard to liabilities due and outstanding as of the Suite 400 Effective Date (hereinafter defined)] and Tenant will relocate from the Building A Space to the Suite 400 Space on September 9, 2003 (the “Suite 400 Effective Date”).

Upon vacating the Building A Space, Tenant shall surrender such space in accordance with the terms of the Lease, as though the Lease had expired with respect to the Building A Space.  Tenant is solely responsible for all costs of relocating from the Building A Space.

Subject to the satisfaction of the contengency set forth in Paragraph 10 of this Amendment, effective 5 days after the date SmartMail, LLC (“SmartMail”), the current tenant of Suite 200 of Building B, vacates Suite 200 (the “Suite 200 Effective Date”), the Premises shall be deemed to include the Suite 200 Space.  From and after the Suite 200 Effective Date, the term “Premises” shall be deemed to refer to the Suite 100 Space, the Suite 200 Space and the Suite 400 Space for a total of approximately 97,282 square feet of space, all as more fully described on Attachment A hereto.

3.	Term. The Lease, as amended hereby shall expire on November 30, 2010 (the “Expiration Date”).
4.	Base Rental. Upon the Suite 400 Effective Date, monthly Base Rent is payable as follows:
a.	Suite 400 Space. From the Suite 400 Effective Date through the date prior to the Suite 200 Effective Date, Monthly Base Rent for the Suite 400 Space is $19,867.45. From the Suite 200 Effective Date until May 9, 2004, Base Rental for the Suite 400 Space is abated. Thereafter, Monthly Base Rental for the Suite 400 Space is as follows:

5/9/04 - 4/30/09$16,505.78

5/1/03 - 11/30/10$18,774.91

b.	Suite 200 Space. From the Suite 200 Effective Date through the date prior to the fifth anniversary thereof, Monthly Base Rental for the Suite 200 Space is $21,633.17. From and after the fifth anniversary of the Suite 200 Effective Date through the Expiration Date, the Monthly Base Rental for the Suite 200 Space is $23,702.67.
c.	Suite 100 Space. Monthly Base Rental for the Suite 100 Space is as follows:

9/1/03 - 10/31/04	$28,930.00
11/1/04 - 10/31/05	$35,126.67
11/1/05 - 11/30/10	$36,593.33

Landlord and Tenant agree to execute and deliver a memorandum setting forth the actual dates and rental rates once such dates are determined.

5.	Operating Expenses. Tenant shall be liable for Tenant’s Share of Operating Expenses for each portion of the Premises on the applicable Effective Date for such portion, payable as provided in the Lease. Tenant’s Share of Operating Expenses for the Industrial Park and Building is determined on a per square foot basis by dividing the number of square feet in the Premises (or applicable portion thereof) by the total number of square feet in the Industrial Park or Building, as applicable. From the Suite 400 Effective Date through the date prior to the Suite 200 Effective Date, Landlord estimates Tenant’s Share of Operating Expenses as follows:

(a)Industrial Park29.90%

(b)Building56.49%

Upon the Suite 200 Effective Date, Landlord estimates Tenant’s Share of Operating Expenses as follows:

(a)Industrial Park45.33%

(b)Building85.64%

6.	Right of First Refusal.
a.	If during the Lease Term, Suite 300 of Building B is available for lease and Landlord enters into a letter of intent with a third party covering all of the essential terms (collectively, the “Third Party Terms”) for any of such space (the “First Refusal Space”), then Landlord shall deliver a notice to Tenant (the “First Refusal Notice”) offering to lease the First Refusal Space to Tenant under the Third Party Terms (the “ROFR Terms”). As used in this Paragraph 6 only, the term available for lease means that the First Refusal Space is neither: (i) subject to any rights of third parties existing as of the date of this Amendment, including, without limitation, previously granted rights of first notice, expansion rights, extension rights, options to lease, or other previously granted rights, nor (ii) subject to renewal by its current tenant, Statewide, whether or not such renewal is pursuant to an option to renew set forth in its lease as of the date of this Amendment.
b.	Tenant may elect to lease the First Refusal Space under the ROFR Terms by delivering a notice (the “Response Notice”) to Landlord within 5 business days after the date Tenant receives the First Refusal Notice. If (i) Landlord does not receive the Response Notice within the 5 business day period or (ii) in the Response Notice Tenant elects not to lease the First Refusal Space under the ROFR Terms, then Tenant is deemed to waive its right to lease the First Refusal Space and Tenant has no further rights under this Paragraph 6. Notwithstanding the foregoing, however, if Landlord does not then execute a lease for the First Refusal Space with any third party, under economic terms no more than 5% different from those set forth in the Third Party Terms, then this Paragraph 6, and the parties’ rights and obligations hereunder, will be reinstated in their entirety.

c.	If Tenant timely delivers a Response Notice electing to lease First Refusal Space under the ROFR Terms, then Landlord shall promptly prepare, and deliver to Tenant an amendment to the Lease adding the First Refusal Space to the Premises upon the ROFR Terms, which amendment will be in a form substantially similar to this Amendment. Landlord and Tenant shall execute and deliver such amendment within 5 business days thereafter.
d.	Landlord is not obligated to offer the First Refusal Space to Tenant, and Tenant may not exercise its option to lease the First Refusal Space, if Tenant is in default under the Lease at the time Landlord would otherwise be obligated to give notice to Tenant under this Paragraph.

The Right of First Offer set forth in Section 7 of the First Amendment is hereby deleted and shall be of no further force and effect.

7.	Security Deposit; Release of Guaranties. Upon execution of this Amendment, Tenant shall deposit the amount of $48,706.56 as in increase in the Security Deposit currently held by Landlord under Section 5 of the Lease for a total Security Deposit of $86,706.57. The Security Deposit shall be held and applied by Landlord as provided in the Lease. Upon execution of this Amendment by Landlord, Darlene M. Ryan is and shall automatically without any further action be deemed released from and shall have no further liability pursuant to the guaranties previously executed by her in connection with the Lease, including without limitation, that certain Guaranty of Lease dated June 29, 1999 and that certain Guaranty of Lease dated effective September 1, 2002. It is further recognized and agreed that pursuant to the terms of the First Amendment, Bruce K. Montgomery, was previously released from any and all guaranties previously executed by him in connection with the Lease, including, without limitation, that certain Guaranty of Lease Dated June 29, 1999.
8.	Acceptance of Premises. Tenant accepts the Premises including Suites 200 and 400 in their “AS IS, WHERE IS” condition, and Landlord, subject to its obligations under Attachment B, has no obligation to improve, repair, restore, or refurbish the Premises. Tenant’s occupancy of any portion of the Premises is conclusive evidence that Tenant: (A) accepts such portion of the Premises as suitable for the purposes for which they are leased; (B) accepts such portion of the Premises as being in a good and satisfactory condition; (C) waives any defects in the Premises; and (D) having been provided an opportunity to inspect and measure each portion of the Premises, agrees that the square footage numbers specified in this Amendment are accurate, binding, and conclusive for all purposes. Neither Landlord nor any other Landlord Entity has made, and Tenant waives, any express or implied representation or warranty with respect to the Premises or any other portion of the Industrial Center including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Industrial Center for the conduct of Tenant’s business. Landlord expressly recognizes, covenants and agrees that notwithstanding the terms of this Paragraph 8 or Paragraph 13, to the contrary, nothing in this Paragraph 8 relieves Landlord of any of its obligations pursuant to the Lease, including, without limitation, Paragraph 7.2 of the Lease and Paragraph 16.17 of the Lease.
9.	Finish-Out of Premises. Landlord agrees to provide Tenant with a finish-out allowance of $301,036 for costs incurred in connection with renovations to the Premises. Tenant hereby waives any rights it may have to approximately $250,000 in additional tenant improvements to be made to the Building A Space. Tenant must perform all Tenant Finish Work in accordance with the terms of the Lease and Attachment B to this Amendment.
10.	Contingency. The Suite 200 Space is currently subject to a lease dated February 25, 2000 by and between Landlord, as successor in interest to Walstib and SmartMail (the “SmartMail Lease”) The effectiveness of this Amendment is contingent on Landlord executing an amendment to the SmartMail Lease in form and substance satisfactory to Landlord, relocating SmartMail to the Building A Space. If Landlord and SmartMail fail to so amend the SmartMail Lease on or before October 2, 2003, Landlord shall notify Tenant in writing and this Amendment shall be terminated and of no further force and effect.

11.	Brokerage; Mutual Indemnities.
a.	Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Trammell Crow Company and CB Richard Ellis (collectively, “Brokers”). Tenant shall indemnify, defend, and hold Landlord harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under Tenant with respect to this Amendment.
b.	Landlord warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Brokers. Landlord shall indemnify, defend, and hold Tenant harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent, including Brokers, claiming by, through or under Landlord with respect to this Amendment.
c.	Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Broker.
12.	No Offsets. Tenant hereby represents to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment, Tenant has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease.
13.	Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.
14.	Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.
15.	Binding Effect. This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).
16.	Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.
17.	Acknowledgement of Option to Extend. Landlord recognizes, covenants and agrees that the Option to Extend set forth in Paragraph 8 of the First Amendment remains in full force and effect and applies and shall continue to apply to the Premises as defined herein.

EXECUTED as of the date first above written.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
a New York corporation

By:
Print Name:
As Its:

TENANT:

PFAB LP,
a Texas limited partnership

By:	PharmaFab Texas, LLC,
its general partner

By:
Print Name:		Darlene M. Ryan
As Its:		Sole Manager

ATTACHMENT “A”

to Third Amendment to Lease by and between

Teachers Insurance and Annuity Association of America, as Landlord,

and

PFAB LP, as Tenant

FLOOR PLAN OF THE PREMISES

ATTACHMENT B

to Third Amendment to Lease by and between

Teachers Insurance and Annuity Association of America, as Landlord,

and

PFAB LP, as Tenant

TENANT FINISH CONSTRUCTION

A.	Plans and Specifications: Tenant shall submit to Landlord at least 30 days prior to commencement of any remodeling in the Premises complete initial plans and specifications (the “Initial Construction Documents”) for the remodeling of the Premises. The Initial Construction Documents must include, without limitation:
1.	General Notes Sheet
2.	Demolition Plan
3.	New Construction Plan with details of all new improvements
4.	Finishes Plan
5.	Electrical, Mechanical and Plumbing Plan

Within 15 days after receipt of the Initial Construction Documents, Landlord shall deliver to Tenant a notice either approving or disapproving them.  Any disapproval must specify in reasonable detail the reasons for the disapproval.  If Tenant does not receive a notice from Landlord disapproving the Initial Construction Documents within the 15-day period, Landlord is deemed to approve the Initial Construction Documents.  If Landlord disapproves the Initial Construction Documents, Tenant shall revise them to conform to Landlord’s objections and deliver complete copies of the revised Initial Construction Documents to Landlord.

The approved Initial Construction Documents are referred to as the “Construction Documents” and all work to be performed by Tenant pursuant to the Construction Documents is referred to as the “Tenant Finish Work”.  Landlord’s approval of the Construction Documents is not a warranty that the Construction Documents comply with Applicable Laws.

B.	Tenant Finish Work. Tenant shall pay the Actual Cost (defined below) of all Tenant Finish Work. Within 45 days of completion of the Tenant Finish Work, and presentation to Landlord of (i) receipts and invoices marked “paid” (ii) lien releases executed by all parties performing Tenant Finish Work, including without limitation, the general contractors, materialmen and other vendors performing any portion of the Tenant Finish Work or supplying any materials used in connection therewith, and (iii) the Architect’s Certificate of Substantial Completion, Landlord will reimburse Tenant for a portion of the Tenant Finish Work, up to the amount of $301,036.00 (the “Work Allowance”).  The term “Actual Cost” means the cost of all labor and materials and all hard and soft costs relating to the Tenant Finish Work, together with the Building Service Fee of 4% of all hard costs of the Tenant Finish Work.

Tenant, at its cost and risk (subject to reimbursement of the Work Allowance by Landlord), shall construct or cause to be constructed the Tenant Finish Work in substantial accordance with the Construction Documents.  Tenant shall allow Landlord access to the Premises at all times to inspect the Tenant Finish Work.  Landlord has no obligation to inspect the Tenant Finish Work.  No inspection by Landlord of the Tenant Finish Work is a warranty that the Tenant Finish Work complies with the Construction Documents or any Applicable Laws.

C.	General.
1.	Any changes to the Construction Documents must first be submitted to Landlord for review and approval prior to the work reflected in such amended Plans being undertaken by Tenant.
2.	Workmanship and materials to be used in the Tenant Finish Work shall be of best quality. Any approval by Landlord of the Plans shall not in any way constitute a representation or warranty of Landlord as to the adequacy of sufficiency of the Plans; such approval shall merely be the consent of Landlord as may be required hereunder in connection with the Tenant Finish Work in accordance with the Plans under the terms of the Lease.
3.	Tenant shall perform the Tenant Finish Work consistent with Building Rules and Regulations, in a manner to minimize noise and other interference with tenants of the Industrial Center and shall remove all trash and debris from the Premises on a daily basis.
4.	Upon completion of the construction of Tenant Finish Work, Tenant shall promptly restore any area of the Industrial Center damaged as a result of Tenant’s construction of the Tenant Finish Work to the condition existing prior to the commencement of such construction.
5.	All contractors, subcontractors, suppliers, service providers, moving companies, and others performing work of any type for Tenant in the Industrial Center shall carry the insurance listed below with companies acceptable to Landlord:
a.	Commercial General Liability Insurance (ISO Form CG00010798 or its equivalent), written on an “occurrence” basis, with minimum limits of $1,000,000 per occurrence; $3,000,000 general aggregate for bodily injury, personal injury and property damage. If required by Landlord, liquor liability coverage will be included.

b.	Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.
c.	Automobile Liability covering all owned, non-owned and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

Tenant shall deliver to Landlord, do Trammell Crow Company (“Manager”), 2200 Ross Avenue, Suite 3700, Dallas, Texas 75201, Attention: Betty Venator, duly executed certificates of all insurance (Acord Form 27, modified as necessary to cover liability insurance) and additional insured endorsements reasonably satisfactory to Landlord (on ISO Form 2026 or its equivalent, without modification) prior to entering the Premises and annually thereafter, reflecting evidence of required coverages.

All insurance required under hereunder (i) shall be primary and non-contributory (ii) shall provide for severability of interests, (iii) shall be issued by insurers, licensed to do business in the state in which the Premises are located and which are rated A:IX or better by Best’s Key Rating Guide, (iv) shall be endorsed to include Landlord and such other persons or entities as Landlord may from time to time designate, as additional insureds without restriction (Commercial General Liability only), and (v) shall be endorsed to provide at least 30-days prior notification of cancellation or material change in coverage to said additional insureds.  Each policy must be endorsed to waive any rights of subrogation against Landlord, its officers, directors, employees, agents, partners and assigns.